Exhibit 99.2

Fuel Systems Solutions, Inc. Announces Commencement of Public Offering of 2,000,000 Shares of Common Stock

NEW YORK, N.Y., December 6, 2010 - Fuel Systems Solutions, Inc. (NASDAQ: FSYS) today announced that it has commenced a public offering of its common stock ("Common Stock"). Under our committed credit facility with Intesa Sanpaolo S.p.A., we are required to use the net proceeds from this offering to repay the balance currently outstanding under such facility. Following such mandatory repayment, we expect to use the remaining net proceeds from this offering for working capital and general corporate purposes, which may include expansion of our business, additional repayment of debt and financing of future acquisitions of companies or assets.

The shares of common stock are being offered by the company pursuant to its existing shelf registration statement, which was declared effective by the Securities and Exchange Commission on June 18, 2009 as recently increased by a Form S-3MEF. A preliminary prospectus supplement and accompanying prospectus describing the terms of the offering, which forms a part of the effective Registration Statement, will be filed with the Securities and Exchange Commission.

BofA Merrill Lynch and UBS Investment Bank will serve as joint book-running managers for the offering and Stifel Nicolaus Weisel will serve as lead manager. Lazard Capital Markets, Canaccord Genuity and Craig-Hallum Capital Group will serve as co-managers for the offering. The shares of common stock may be offered only by means of a prospectus. Copies of the prospectus supplement and the accompanying prospectus relating to this offering, when available, may be obtained at the Securities and Exchange Commission's website at http://www.sec.gov or from BofA Merrill Lynch, 4 World Financial Center, New York, NY 10080, Attn: Prospectus Department or email dg.prospectus_requests@baml.com, UBS Investment Bank, 299 Park Avenue, New York, New York, 10171, Attn: Prospectus Department (888-827-7275, ext. 3884), Stifel Nicolaus Weisel, One Montgomery Street, Suite 3700, San Francisco, California 94104, Attention: Syndicate Department, Telephone number: 415-364-2720, Lazard Capital Markets, 30 Rockefeller Plaza, 60th Floor, New York, NY 10020, Attn: Syndicate Department (800-542-0970) , Canaccord Genuity, Attn: Syndicate Dept., 99 High Street, 12th Floor, Boston, Massachusetts 02110, phone: (800) 225-6201 and Craig-Hallum Capital Group, 222 South 9th Street, Suite 350, Minneapolis, MN, 55405, Attn: Syndicate Department (612 334-6300).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Company Contact:

Matthew Beale, President, CFO, & Secretary

Fuel Systems Solutions, Inc.

(646) 502-7170